Exhibit 99.1

INOVIO Reports Fourth Quarter and Full Year 2022 Financial

Results and Clinical Highlights

•	Announces topline results from REVEAL2, the second Phase 3 trial evaluating VGX-3100 as a treatment for cervical high-grade squamous intraepithelial lesions (HSIL)

•	Trial results did not meet the primary endpoint in the biomarker-selected population

•	Trial results did achieve statistical significance in the all-participants population

•	Highlights progress of promising product candidates:

•	Positive preliminary data from Phase 1/2 trial of INO-3107 for the treatment of Recurrent Respiratory Papillomatosis

•	Positive Phase 1b data for INO-4201 as Ebola booster for Ervebo® as primary series

•	Positive data from a Phase 1/2 trial with INO-5401 in patients with glioblastoma

•	Updated results published for INO-3112, a product candidate being evaluated for the treatment of HPV-related cancers

•	Ended 2022 with $253 million in cash, cash equivalents, and short-term investments and maintains cash runway projections to first quarter 2025

•	Management will host conference call today at 4:30 p.m. ET

PLYMOUTH MEETING, PA – March 1, 2023 – INOVIO (NASDAQ:INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases, today reported financial results for the quarter and year ended December 31, 2022, and provided a business update. INOVIO’s management will host a live conference call and webcast with slides at 4:30 p.m. Eastern Time today to discuss financial results and provide a general business update for the fourth quarter. The live webcast and replay may be accessed by visiting INOVIO’s website at http://ir.inovio.com/events-and-presentations/default.aspx.

INOVIO’s President and Chief Executive Officer, Dr. Jacqueline Shea, said, “The last year has been one of transition for INOVIO. We chose to make some difficult but essential decisions to best position our pipeline and organization for the future, and we are a stronger company because of it. We’ve honed our strategic vision, strengthened our financial position, and maintained our cash runway into first quarter 2025, enabling us to focus energy and resources on advancing candidates with scientific promise, achievable pathways to market, and strong commercial potential. Our continued commitment to financial discipline and operational excellence will guide us as we work to get those candidates across the finish line and ultimately deliver on the promise of DNA medicines for patients.”

Dr. Shea continued, “Discussions are underway regarding next steps for our candidates with the greatest potential for impact, including INO-3107 as a potentially life-changing treatment for Recurrent Respiratory Papillomatosis (RRP) and INO-4201 as an Ebola vaccine booster. Today we also shared data from REVEAL2, the second trial in our program evaluating VGX-3100 as a treatment for cervical high-grade squamous intraepithelial lesions (HSIL). While the investigational biomarker-selected population did not achieve statistical significance, trial results did achieve statistical significance in the all-participants population. The overall evidence of viral clearance observed is encouraging as it builds upon the growing body of work pointing to the potential of our DNA Medicines platform in HPV diseases. We will certainly take that into consideration as we assess next steps for VGX-3100 and our broader portfolio. I believe that our increased experience with HPV therapeutics, coupled with our strengthened strategic focus over the past year, positions INOVIO to make meaningful advancements in our mission to bring innovative, life-saving DNA medicines to market.”

Corporate Updates

REVEAL2 Data Results for VGX-3100 in Cervical HSIL

INOVIO today announced results for REVEAL2. The company previously announced this trial was no longer pivotal and would not lead to a biologics license application (BLA) for a biomarker-selected population, as the U.S. Food and Drug Administration (FDA) had indicated that one or more additional trials would be required.

REVEAL2 was the second Phase 3 trial evaluating VGX-3100 for efficacy, safety, tolerability, and immunogenicity in treating HPV-16/18-related cervical HSIL. Trial participants included 203 women, 18 years of age or older, with histologically-confirmed cervical HSIL associated with HPV-16 and/or HPV-18, but who were otherwise healthy (NCT03185013). Participants received either VGX-3100 or placebo at weeks 0, 4 and 12 (randomized 2:1). In April 2022, the trial was amended to utilize a biomarker-selected population as the primary population, based on prior analysis that this investigational biomarker had the potential to identify women more likely to respond to treatment with VGX-3100.

In this trial, statistical significance was not achieved in the investigational biomarker-selected population for the endpoint of lesion regression and viral clearance. However, statistical significance was achieved in the all-participants population for the endpoint of lesion regression and viral clearance.

The percentage of participants in the investigational biomarker-selected population meeting the primary endpoint was 28.6% (6/21) in the treatment group, versus 0% (0/4) in the placebo group (p=0.115; difference in percentage 28.6, 95%CI: -24.6, 50.4), which was not statistically significant.

The result for the secondary endpoint of regression of HSIL and clearance of virus in the all-participants population of 203 participants (134 participants in the treatment group, 69 in the placebo group) was statistically significant, with 27.6% (37/134) of the participants meeting the endpoint in the treatment group, versus 8.7% (6/69) in the placebo group (p=0.001; difference in percentage 18.9, 95%CI: 7.8, 28.6).

In particular, in the all-participants population of REVEAL2, viral clearance was observed in 37.3% (50/134) in the 3-dose treatment group versus 8.7% (6/69) in the placebo group. Given the importance of viral clearance in removing the underlying cause of the HPV-related diseases, this data may have positive implications for our other HPV-related programs.

An ad-hoc integrated efficacy analysis of the results for both REVEAL1 and REVEAL2 shows statistical significance in both the biomarker-selected and all-participants populations. For the combined biomarker-selected population of 92 participants (68 participants in the treatment group, 24 in the placebo group), the percentage of participants meeting the endpoint was 54.4% (37/68 in the treatment group, versus 12.5% (3/24) in the placebo group (p<0.001; difference in percentage 41.9, 95%CI: 20.4, 57.0). For the combined all-participants population of 404 participants (272 participants in the treatment group, 132 in the placebo group), the percentage of participants meeting the endpoint was 25.0% (68/272 in the treatment group, versus 9.8% (13/132) in the placebo group (p<0.001; difference in percentage 15.2, 95%CI: 7.4, 22.1).

This combined data set will be used as supportive data in future regulatory interactions involving VGX-3100. As in REVEAL1, VGX-3100 was well-tolerated in REVEAL2. There were no treatment-related serious adverse events and most adverse events were considered to be mild to moderate.

INOVIO will continue to evaluate the results to determine the path forward for VGX-3100 in our HPV programs and plans to submit the data for publication in a peer-reviewed journal later this year. The Phase 3 trial of VGX-3100 in Greater China is currently ongoing, and INOVIO is working together with its development partner ApolloBio under our collaboration agreement, with the shared goal of advancing a treatment with the potential to improve the lives of patients in that market.

Clinical Highlights

Over the last year, positive data were announced for multiple programs in clinical development, including:

INO-3107 – RRP

INOVIO announced positive results from a Phase 1/2 clinical trial evaluating INO-3107 for the treatment of HPV 6 and HPV 11-related RRP in adults. Results from the first cohort of 21 participants showed a statistically significant improvement in the clinical endpoint of the number of surgical interventions needed to control papilloma growth, with a median decrease of three surgical interventions. In the second cohort of 11 patients, which delivered INO-3107 via exploratory side port needle, 10 of the 11 patients (91%) saw a reduction in number of surgeries in the year following initial treatment, with measurement beginning at Day 0, the start of trial therapy. Of these 10, four patients needed no surgery. There was a median decrease of three surgical interventions when comparing the year following treatment to the year prior, which was also statistically significant. In the year prior to treatment, the range of surgical interventions for these 11 patients was 2 to 8 and the median was 5. In both cohorts, INO-3107 was well-tolerated and immunogenic.

In both cohorts, patients received four doses of INO-3107: on Day 0, and Weeks 3, 6, and 9. Surgery was performed once in the two weeks prior to the first dose in order to establish a disease baseline, but any surgery performed following Day 0, including in the dosing window, was counted against the efficacy endpoint.

Conversations with regulators regarding development plans for INO-3107 are ongoing. INOVIO will present the Phase 1/2 trial results for INO-3107 at the 103rd Annual Meeting of the American Broncho-Esophageal Association at the 2023 Combined Otolaryngology Spring Meetings in May.

INO-4201 – Ebola Booster for rVSV-ZEBOV (Ervebo®)

In a recently announced Phase 1b clinical trial in healthy adult participants who previously received a single injection of Ervebo, INO-4201 was found to be well-tolerated and boosted humoral responses in 100% (36 of 36) of treated participants. INOVIO believes these data indicate that DNA medicines could be an important part of global medical countermeasures against infectious diseases, either as primary vaccines or boosters to existing vaccines. INOVIO is currently in discussions with collaborators and potential partners regarding the next steps for the program.

INO-5401 – GBM

In 2022, INOVIO announced promising results from a Phase 1/2 trial of INO-5401 and INO-9012 in combination with PD-1 inhibitor Libtayo® (cemiplimab) in newly diagnosed GBM patients. The data from this trial showed encouraging median overall survival data from 52 patients and evidence of antigen-specific T cells that may infiltrate GBM tumors.

INO-3112 – HPV-Related Cancers

In February 2022, updated results were published in Clinical Cancer Research which included an improved Overall Response Rate (ORR) from a Phase 1b/2a trial in which the safety and tolerability, anti-tumor activity, and immunogenicity of INO-3112, when used in combination with durvalumab, a PD-L1 checkpoint inhibitor, was evaluated as a potential treatment for HPV-related head and neck cancer. The ORR was updated from 22.2% with three complete responses and three partial responses, to an ORR of 27.6% with four complete responses and four partial responses. As previously announced, the INO-3112 program was returned to INOVIO in 2021 from AstraZeneca.

Fourth Quarter 2022 Financial Results

As of December 31, 2022, cash and cash equivalents and short-term investments were $253.0 million compared to $401.3 million as of December 31, 2021. As of December 31, 2022, INOVIO had 253.1 million common shares outstanding and 271.0 million common shares outstanding on a fully diluted basis, after giving effect to the exercise, vesting, and conversion, as applicable, of its outstanding options, restricted stock units, convertible preferred stock, and convertible debt.

Total revenue was $125,000 and $10.3 million for the quarter and year-ended December 31, 2022, respectively, compared to $839,000 and $1.8 million for the same period in 2021, respectively. The year-over-year increase in revenue resulted from the fulfillment of obligations under INOVIO’s contract with the U.S. Department of Defense.

Total operating expenses were $56.1 million and $277.8 million for the quarter and year-ended December 31, 2022, respectively, compared to $106.3 million and $303.0 million for the same period in 2021.

INOVIO’s net loss for the quarter and year-ended December 31, 2022 was $54.5 million, or $0.22 per basic and diluted share, and $279.8 million, or $1.17 per basic and diluted share, respectively, compared to net loss of $106.9 million, or $0.50 per basic and diluted share, and $303.7 million, or $1.45 per basic and diluted share, for the quarter and year-ended December 31, 2021, respectively.

Operating Expenses

Research and development (R&D) expenses for the quarter and year-ended December 31, 2022, were $42.1 million and $187.7 million, respectively, compared to $92.3 million and $249.2 million, respectively, for the same periods in 2021. The year-over-year decrease in R&D expenses was primarily related to lower drug manufacturing, outside services and clinical study expenses related to INO-4800 and VGX-3100, expenses related to the acquisition and installation of manufacturing equipment for INO-4800 during 2021 which were non-recurring, lower engineering services and expensed equipment related to our CELLECTRA® 3PSP device array automation project, lower expensed inventory related to the CELLECTRA 2000 device and lower employee stock-based compensation. These decreases were offset by $29.2 million lower contra-research and development expenses recorded from grant agreements, $14.4 million of increased drug manufacturing costs related to our COVID-19 variant studies and DARPA COVID-19 dMAb grant and other variances.

General and administrative (G&A) expenses were $14.0 million and $90.2 million, respectively, for the quarter and year ended December 31, 2022, versus $14.0 million and $53.8 million, respectively, for the same periods in 2021. The year-over-year increase in G&A expenses was primarily due to a $14.0 million non-cash expense related to the settlement of INOVIO’s securities class action litigation, including the issuance of INOVIO common stock as part of the settlement, $14.3 million in higher legal expenses, primarily related to litigation matters, $6.9 million in one-time severance expenses and $1.6 million in higher employee compensation, among other variances.

INOVIO’s balance sheet and statement of operations are provided below. Additional information is included in INOVIO’s annual report on Form 10-K for the year ended December 31, 2022, which can be accessed at: http://ir.inovio.com/financials/default.aspx.

Financial Guidance

INOVIO expects to maintain its cash runway into the first quarter of 2025. This projection includes its cash burn estimate of approximately $32 million for the first quarter 2023 and its ongoing expectation that cash burn will decrease incrementally from there into the first quarter of 2025. These projections do not include any funds that may be raised through the Company’s existing at-the-market program or other capital-raising activities.

Conference Call / Webcast Information

INOVIO’s management will host a live conference call and webcast with slides at 4:30 p.m. ET today to discuss INOVIO’s financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO’s website at http://ir.inovio.com/events-and-presentations/default.aspx.

About INOVIO

INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases. INOVIO’s DNA medicines in development are delivered using its investigational proprietary smart device, CELLECTRA®, to produce immune responses against targeted pathogens and cancers. For more information, visit www.inovio.com.

About CELLECTRA® Delivery Technology

INOVIO’s DNA medicines in development are delivered into cells either intramuscularly (IM) or intradermally (ID) using its investigational proprietary CELLECTRA smart devices. CELLECTRA devices use brief (millisecond-long) electrical pulses to reversibly create tiny pores in the cell membrane, which enhance cellular uptake of DNA medicines. In 2022, with the support of the U.S. Department of Defense, INOVIO developed its next-generation ID delivery device, 3PSP, and an automated high throughput array manufacturing process.

Contacts

Media: Jennie Willson (267) 429-8567 jennie.willson@inovio.com

Investors: Thomas Hong (267) 440-4298 thomas.hong@inovio.com

Forward-Looking Statements

This press release contains certain forward-looking statements relating to our business, including our plans to develop and commercialize DNA medicines and our expectations regarding our research and development programs, including the planned initiation and conduct of pre-clinical studies and clinical trials and the availability and timing of data from those studies and trials, and expectations with respect to our cash resources and expected operating expenses through 2024. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2022, and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

INOVIO Pharmaceuticals, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$46,329,359	$71,143,778
Short-term investments	206,669,397	330,170,940
Accounts receivable	1,701,726	5,466,850
Accounts receivable from affiliated entities	10,036,490	2,565,194
Prepaid expenses and other current assets	50,130,481	38,836,991
Prepaid expenses and other current assets from affiliated entities	375,227	261,192

Total current assets	315,242,680	448,444,945
Fixed assets, net	7,727,997	17,453,206
Investments in affiliated entity	2,007,142	3,906,796
Intangible assets, net	2,129,861	2,626,355
Goodwill	10,513,371	10,513,371
Operating lease right-of-use assets	10,228,207	11,571,026
Other assets	684,044	1,425,794

Total assets	$348,533,302	$495,941,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$79,686,885	$47,644,530
Accounts payable and accrued expenses due to affiliated entities	1,220,439	548,032
Accrued clinical trial expenses	10,594,073	10,326,266
Deferred revenue	—	21,628
Operating lease liability	2,803,973	2,603,956
Grant funding liability	2,475,031	4,559,721
Grant funding liability from affiliated entities	87,673	37,500

Total current liabilities	96,868,074	65,741,633
Deferred revenue, net of current portion	—	64,361
Convertible senior notes	16,614,840	14,959,647
Operating lease liability, net of current portion	12,655,586	15,459,559
Deferred tax liabilities	32,046	32,046
Other liabilities	—	14,826

Total liabilities	126,170,546	96,272,072

Commitments and contingencies
Inovio Pharmaceuticals, Inc. stockholders’ equity:
Preferred stock - par value $0.001; Authorized shares: 10,000,000, issued and outstanding shares: 9 at December 31, 2022 and 2021	—	—
Common stock - par value $0.001; Authorized shares: 600,000,000 at December 31, 2022 and 2021, issued and outstanding: 253,091,319 at December 31, 2022 and 217,382,887 at December 31, 2021	253,090	217,382
Additional paid-in capital	1,710,656,191	1,609,589,797
Accumulated deficit	(1,487,847,784)	(1,209,855,522)
Accumulated other comprehensive loss	(698,741)	(282,236)

Total Inovio Pharmaceuticals, Inc. stockholders’ equity	222,362,756	399,669,421

Total liabilities and stockholders’ equity	$348,533,302	$495,941,493

INOVIO Pharmaceuticals, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Year ended December 31,
	2022	2021	2020
Revenue from collaborative arrangements and other contracts, including affiliated entity	$10,262,268	$1,774,758	$7,411,220

Operating expenses:
Research and development	187,650,503	249,240,324	94,245,436
General and administrative	90,185,285	53,752,353	37,247,828

Total operating expenses	277,835,788	302,992,677	131,493,264

Loss from operations	(267,573,520)	(301,217,919)	(124,082,044)
Other income (expense):
Interest income	4,782,030	3,363,080	3,311,846
Interest expense	(1,253,952)	(1,936,447)	(8,702,450)
Change in fair value of derivative liability	—	—	(75,670,977)
(Loss) gain on investment in affiliated entities	(1,899,654)	(553,570)	36,556,658
Net unrealized (loss) gain on available-for-sale equity securities	(7,846,172)	(3,222,838)	1,695,497
Other (expense) income, net	(3,861,584)	343,371	(704,896)
Gain on deconsolidation of Geneos	—	—	4,121,075
Loss on extinguishment of convertible bonds	—	—	(8,177,043)
Gain on extinguishment of convertible senior notes	—	—	8,762,030

Net loss before share in net loss of Geneos	(277,652,852)	(303,224,323)	(162,890,304)
Share in net loss of Geneos	(2,165,213)	(434,387)	(4,584,610)

Net loss	(279,818,065)	(303,658,710)	(167,474,914)
Net loss attributable to non-controlling interest	—	—	1,063,757

Net loss attributable to Inovio Pharmaceuticals, Inc.	$(279,818,065)	$(303,658,710)	$(166,411,157)

Net loss per share attributable to Inovio Pharmaceuticals, Inc. stockholders
Basic and diluted	$(1.17)	$(1.45)	$(1.07)

Weighted average number of common shares outstanding
Basic and diluted	238,622,188	208,829,801	155,126,857